Exhibit 99.1

PO Box 1988 12 South Main Street Minot, North Dakota 58701 701.837.4738 phone 701.838.8875 fax info@iret.com email

Investors Real Estate Trust

PRESS RELEASE DATE: May 17, 2006 CONTACT: Michelle R. Saari WEBSITE: www.iret.com NASDAQ: IRETS

Investors Real Estate Trust (tickers:  IRETS and IRETP; exchange:  NASDAQ)
News Release – 05/17/06

Investors Real Estate Trust Announces Agreement
to Acquire Office Portfolio from Magnum Resources, Inc.

Minot, N.D., May 17, 2006 – Investors Real Estate Trust (NASDAQ:  IRETS) today announced that it has signed an agreement to acquire an office portfolio comprised of nine properties, consisting of 15 buildings totaling 936,320 rentable square feet, for $140.8 million (including the assumption of existing debt on the portfolio) from subsidiaries of Omaha-based Magnum Resources, Inc., a real estate services and investment firm founded by W. David Scott.

The closing of IRET’s portfolio acquisition is expected to occur on or before September 1, 2006, subject to the satisfaction of certain customary closing conditions. The completed acquisition will result in IRET owning 100 percent of the acquired properties.

The office portfolio is concentrated in Omaha, Nebraska, with four properties consisting of 10 buildings totaling 463,885 rentable square feet.  An additional two properties totaling 183,509 rentable square feet are located in the St. Louis, Missouri metropolitan area; two properties totaling 198,611 rentable square feet are located in the Minneapolis-St. Paul, Minnesota metropolitan area, and one property with 90,315 rentable square feet is located in Leawood, Kansas.  The acquisition price will be funded with the issuance of up to approximately $60 million of limited partnership units in IRET’s operating partnership, IRET Properties.

With this transaction, IRET will increase its office portfolio from approximately 3,796,198 rentable square feet to more than 4,732,500 rentable square feet, an increase of approximately 25%.

Thomas Wentz, Sr., IRET’s President and Chief Executive Officer, commented:  “This transaction presents IRET with a unique opportunity to acquire a high-quality office portfolio in several very attractive markets with growing economies and strong market fundamentals.”  Timothy Mihalick, IRET’s Senior Vice President and Chief Operating Officer, added “These high-quality assets will be a great addition to IRET’s diversified portfolio of properties.  We are especially pleased that our association with the selling entities will continue through their ownership of units in our operating partnership, IRET Properties.”

Kelly Walters, Senior Vice President of Magnum Resources, Inc., noted that “Magnum Resources is committed to working with IRET to transition the ownership and management of this portfolio as efficiently as possible.  We look forward to a mutually beneficial relationship with IRET.”

IRET is a real estate investment trust (REIT) headquartered in Minot, North Dakota, with an additional office in Minneapolis, Minnesota.  Excluding the properties discussed in this announcement, IRET currently owns a diversified portfolio of 211 properties, consisting of 66 multi-family residential properties with 8,648 rentable units, and 145 office, medical, industrial and retail properties totaling approximately 8.7 million rentable square feet, concentrated in the upper Midwest.  IRET’s common shares of beneficial interest trade on the NASDAQ National Market under the symbol IRETS.  For more information, visit IRET’s website at www.iret.com.

Portfolio Summary

Property/Location                                                                     Approx. Rentable Square Feet

Corporate Center West, Omaha, NE                                       141,724 in total; three buildings

Pacific Hills, Omaha, NE                                                         142,958 in total; five buildings

Farnam Executive Center, Omaha, NE                                     94,832

Miracle Hills One, Omaha, NE                                                 84,371

Woodlands Plaza IV, St. Louis, MO                                        60,942

Riverport, Maryland Heights, MO                                            122,567

Timberlands, Leawood, KS                                                     90,315

Flagship Office Building, Eden Prairie, MN                              138,784

Gateway Corporate Center, Woodbury, MN                           59,827

_____________________________________________________________________________

Total                                                                                       936,320

This release contains forward-looking statements, within the meaning of the federal securities laws, relating to IRET’s business and financial outlook.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results. Such risks, uncertainties and other factors include, but are not limited to: the ability of the parties to the transaction described above to satisfy the transaction’s closing conditions; the extent to which IRET will be able to obtain tenants for the space currently vacant in the above-described property portfolio; potential fluctuations in our operating results; the need for additional capital; the direction of interest rates and their subsequent effect on our business; competition; our ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by us with the Securities and Exchange Commission.  IRET does not undertake a duty to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.